EXHIBIT  1


SECURITIES ACCOUNT MARGIN AGREEMENT



                        CONSENT TO LOAN OF SECURITIES:

In consideration of the acceptance by J.C. Bradford & Co. ("Bradford") of the account(s) in which the undersigned applicants(s) (all such signatories hereto, whether acting in their individual or representative capacities, are referred to in this Agreement as "you") have an interest, alone or with others, which you have opened or open in the future, with Bradford for the purchase and sale of securities, or commodities you agree as follows:

1. RULES AND REGULATIONS: All transactions for your account shall be subject to the then applicable constitution, rules, regulations, customs and usages of the exchange or market and its clearing house, if any, where executed by Bradford or its agents; and, where applicable, the Securities Exchange Act of 1934, as amended; the Commodity Exchange Act, as amended; the rules and regulations of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System and the Commodity Futures Trading Commission.

2. WAIVER: You agree that no provision of this Agreement shall be waived, altered, modified or amended unless committed to in writing and signed by a partner of Bradford. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision, nor a continuing waiver of the provision(s) so waived.

3. SEVERABILITY: If any provision of this Agreement is held to be invalid, void or unenforceable by reason of any law, rule, administrative order or judicial decision, that determination shall not affect the validity of the remaining provisions of this Agreement.

4. SECURITY INTEREST: All monies, securities, commodities or contracts relating thereto and all other property in any account in which you have an interest (held either individually, jointly or otherwise) or which may at any time be in Bradford's possession for any purpose, including safekeeping, shall be subject to a general lien for the discharge of all obligations you may have to Bradford, however and whenever arising. All securities and other property shall be held by Bradford as security for the payment of all such obligations or indebtedness in any account in which you may have an interest.

5. LOAN OR PLEDGE OF SECURITIES: All monies, securities and commodities or contracts relating thereto and all other property which Bradford may at any time be carrying for you or in which you may have an interest, may from time to time and without notice be carried in Bradford's general loans and may be pledged, repledged, hypothecated or rehypothecated, separately or in common with other securities or any other property for the sum due Bradford thereon or for a greater sum without retaining in Bradford's possession and control for delivery a like amount of similar securities or commodities. Subject to applicable law, Bradford, without notice to you, may apply and/or transfer any or all monies, securities, commodities or contracts relating thereto and all other property interchangeably between accounts or to accounts in which you have an interest or which are guaranteed by you (except regulated commodity accounts). Bradford is hereby specifically authorized to transfer to your cash account on settlement day any excess funds available in any of your other accounts, including but not limited to any free balances in any margin account, sufficient to make full payment of cash purchases. You agree that any debit occurring in any of your accounts may be transferred at Bradford's option to your margin account. You hereby authorize Bradford, from time to time, to lend, separately or together with property of others, to itself or others, any property it may be carrying for you on margin. This authorization shall apply to all accounts for you.

6. INTEREST CHARGES: Debit balances in your accounts shall be charged interest or service charges in accordance with Bradford's policies and at prevailing rates determined by Bradford.

7. LIQUIDATION: You understand that, notwithstanding a general policy of giving customers notice of a margin deficiency, Bradford is not obligated to request additional margin from you in the event your account falls below minimum maintenance requirements. More importantly, there may be circumstances where Bradford will liquidate securities and/or other property in the account without notice to you to ensure that minimum maintenance requirements are satisfied. Bradford shall have the right in accordance with its general policies regarding margin maintenance requirements to require additional collateral or the liquidation of any securities and other property whenever in its discretion it considers it necessary for its protection, including in the event of, but not limited to: Your failure to promptly meet any call for additional collateral; the filing of a petition in bankruptcy by or against you; the appointment of a receiver is filed by or against you; an attachment is levied against any account in which you have an interest or; your death. In such event, Bradford is authorized to sell any and all securities and other property in any account of yours, whether carried individually or jointly with others, to buy all securities or other property which may be short in such Account(s), to cancel any open orders and to close any or all outstanding contracts, all without demand for margin or additional margin, other notice of sale or purchase, or other notice of advertisement each of which is expressly waived by you. Any such sales or purchases may be made at Bradford's discretion on any exchange or other market where such business is usually transacted or at public auction or private sale, and Bradford may be the purchaser for its own account. It is understood a prior demand, or call, or prior notice of the time and place of such sale or purchase shall not be considered a waiver of Bradford's right to sell or buy without demand or notice as herein provided.

8. MARGIN: You will at all times maintain positions and margins in your accounts as Bradford, in its discretion, may from time to time require and will pay on demand any debit balance owing with respect to such accounts.

9. GOVERNING LAW: This agreement shall be governed by the laws of the State of New York, and shall inure to Bradford's successors and assigns, and shall be binding on you, your heirs, executors, administrators and assigns.

10.  ARBITRATION DISCLOSURES:
     -    ARBITRATION IS FINAL AND BINDING ON THE PARTIES.
     - THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.
     - PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.
     - THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.
     - THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.

11. ARBITRATION: I AGREE, AND BY CARRYING AN ACCOUNT FOR ME, BRADFORD AGREES, THAT ALL CONTROVERSIES WHICH MAY ARISE BETWEEN US CONCERNING ANY TRANSACTION WHETHER CONSTRUCTION, PERFORMANCE OR BREACH OF THIS OR ANY OTHER AGREEMENT BETWEEN US, WHETHER ENTERED INTO PRIOR, ON OR SUBSEQUENT TO THE DATE HEREOF, SHALL BE DETERMINED BY ARBITRATION. ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE GOVERNED BY THE ARBITRATION AND SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, BEFORE THE NEW YORK STOCK EXCHANGE, INC. OR AN ARBITRATION FACILITY PROVIDED BY ANY OTHER EXCHANGE OF WHICH BRADFORD IS A MEMBER, OR THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AND IN ACCORDANCE WITH THE ARBITRATION RULES PERTAINING TO THE SELECTED ORGANIZATION. I MAY ELECT IN THE FIRST INSTANCE WHETHER ARBITRATION SHALL BE BY AN EXCHANGE OR SELF-REGULATORY ORGANIZATION OF WHICH THE BROKER IS A MEMBER, BUT IF I FAIL TO MAKE SUCH ELECTION BY REGISTERED LETTER OR TELEGRAM ADDRESSED TO BRADFORD AT ITS MAIN OFFICE, BEFORE THE EXPIRATION OF FIVE (5) DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM BRADFORD TO MAKE SUCH ELECTION, THEN BRADFORD SHALL MAKE SUCH ELECTION. THE AWARD OF THE ARBITRATORS, OR OF THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.

12. SALE ORDERS/DELIVERIES: You agree that when placing a sell order, all "short" sale orders shall be designated as "short" and all "long" sale orders shall be designated as "long". You represent that any sell order which you designate as "long" shall be for securities then owned by you and if such securities are not then deliverable from your account, that you will deliver them on or before settlement date. In the case of the sale of any security, commodity or other property by Bradford at your direction, Bradford's inability to deliver the same to the purchaser by reason of your failure to supply Bradford therewith, you authorize Bradford to borrow such security, commodity or other property necessary to make delivery thereof and you agree to be responsible for any loss which Bradford may sustain thereby and any premiums which it may be required to pay thereon and for any additional loss which it may sustain by reason of its inability to borrow the security, commodity or other property sold on your behalf.

13. BROKER: You understand that in all transactions between you and Bradford, Bradford shall be acting as broker for you except when Bradford discloses to you that, with respect to such transaction, it is acting as dealers for its account or as broker for some other person.

14. COMMUNICATIONS: Confirmations of transactions and statements of your account shall be conclusive if not objected to in writing to Bradford within 5 days and 10 days respectively after transmitted to you by mail or otherwise. Communications may be sent to you at the address shown on Bradford's records for your account or at such other address as you may hereafter provide to Bradford in writing. All communications sent, whether by mail, telegraph, messenger or otherwise will be deemed given, whether actually received or not.

15. REPRESENTATIONS: You represent that you are of legal age, are not an employee or member of any exchange or a member firm or any corporation of which any exchange owns a majority interest or the NASD or of a bank, trust company, insurance company or other employer engaged in the business of a broker-dealer and that you will promptly notify Bradford if you become so employed. You further represent that, unless otherwise disclosed to Bradford in writing, no one except you has an interest in the account or accounts maintained with Bradford in your name.

16. AGREEMENT CONTAINS ENTIRE UNDERSTANDING/ASSIGNMENT: This Agreement contains the entire understanding between you and Bradford concerning the subject matter of this Agreement. You may not assign the rights and obligations hereunder without first obtaining the prior written consent of Bradford.

BY SIGNING THIS AGREEMENT YOU ACKNOWLEDGE THAT:

1. THE SECURITIES IN YOUR MARGIN ACCOUNT MAY BE LOANED TO BRADFORD OR LOANED OUT TO OTHERS; AND

2.   THAT YOU HAVE RECEIVED A COPY OF THIS AGREEMENT; AND

3.   THIS  AGREEMENT CONTAINS A  PRE-DISPUTE ARBITRATION CLAUSE  AT PARAGRAPH
     11.



                            MARGIN INTEREST RATES

We are furnishing the following information in order that you may be informed of the terms and conditions governing our charges for credit extended to or maintained for you.

1. CASH ACCOUNTS: Generally, interest is not charged on debit balances in cash accounts, unless there is also a margin debit balance in your account, in which case interest is charged on the total debit balance. However, interest may also be charged on cash account debit balances in unusual circumstances, such as: a prepayment (payment prior to settlement date) of the proceeds of a sale, in which case there would be interest charged for the number of days of early payment; a late payment (after settlement date) for securities purchased; or a debit balance arising from a sell-out or buy-in following a customer's failure to pay for securities purchased or to deliver securities sold.

2. RATE: The annual rate of charge will be determined in accordance with the following:

        AVERAGE DEBIT BALANCE                         MAXIMUM CREDIT RATE

        Less than $25,000                                Base Rate + 1.75%
        $ 25,000 - $ 49,999                              Base Rate + 1.50%
        $ 50,000 - $ 99,999                              Base Rate + 1.00%
        $100,000 - $499,999                              Base Rate +  .50%
        Over $500,000                                    Base Rate +  .25%

     Our Base Rate will generally be Prime Rate as quoted in the Wall Street Journal. When your interest rate is to be increased for any reason, other than to adjust to changes in the base rate, at least 30 days prior written notice will be given.

3. COMPUTATION OF CHARGES: As stated in our margin agreement, our margin accounts and related finance charges are governed by the laws of the State of New York. In computing credit charges, balances are calculated daily for all types of accounts of a customer, except credit balances in short accounts (Type 5).

     In computing credit charges, cash and margin (Type 1 & 2 Daily Balances) are netted against each other. Each net debit is added to obtain an aggregate debit for the period. This aggregate is multiplied times the interest rate and then divided by 360 days to obtain the interest charges. For those days that have a net credit, this net of cash and margin accounts is carried over and netted against other accounts carried for you (other than short accounts). The same method is then used (adding, multiplying by the rate and dividing by 360).

     If you sell short (or short against the box), and the market value of the security you sold increases above your selling price, the increase will be charged to your Margin Account (Type 2) with an offsetting credit to your Short Account (Type 5) and interest will be charged in the Margin Account on the increase. Conversely, interest is reduced by any decrease in market value. This is known as "Marking to the Market."

     Our interest is calculated and posted on the last business day of the month with the last day of the period being the previous day. Interest for December will similarly be calculated and posted on the last working day of the calendar year. To enable you to confirm the accuracy of the monthly interest charge as shown on your statement, the following information will be shown on the statement: the interest rate, the average balance, the beginning and ending dates of the interest period, and the ending debit balance.

4. COLLATERAL: Your Customer Agreement with us provides a lien on all securities which we hold for you to secure the discharge of all your obligations to us, and gives us the right at any time to require you to deposit such additional collateral as, in our sole discretion, we determine is necessary as security for your obligations to us. Without limiting our aforesaid discretionary authority, we have some general guidelines which may be changed or discontinued by us at any time. For instance, if your account should fall below 30% equity at any time, a call will be sent to you for additional cash or collateral to bring your equity up to 30%. We may also decline to extend credit on certain securities because of price, market conditions, concentration; etc., which we feel would be both to your interest and the Firm's to be on a fully paid basis. There may be times also when the firm is extending credit on particular securities, but due to market or other conditions may feel it necessary to call on you for sufficient cash or collateral in the order to make that security fully paid for.